Exhibit 99.1

Ingles Markets, Incorporated Reports Higher Sales and Income for Second Quarter and First Half of Fiscal 2013

Celebrates 50th Year

ASHEVILLE, N.C.--(BUSINESS WIRE)--May 6, 2013--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported higher sales and net income for the three and six months ended March 30, 2013. Second quarter net sales rose $36.9 million to $918.6 million and net income increased to $8.1 million, compared with net income of $6.5 million for the prior year’s second quarter. For the first six months of fiscal 2013, net sales rose $51.5 million to $1.85 billion and net income increased 14.9% to $19.7 million, compared with the first six months of fiscal 2012.

Robert P. Ingle II, Chief Executive Officer, stated, “We celebrated the 50th anniversary of the first Ingles store this quarter. These results are a fine tribute to our customers and associates who are the reason for our success over five decades.”

Second Quarter Results

Net sales increased by 4.2% to $918.6 million for the three months ended March 30, 2013, from $881.7 million for the three months ended March 24, 2012. The growth in sales was affected by the Easter holiday, which occurred in the second quarter of fiscal 2013 and the third quarter of fiscal 2012. Comparable store sales excluding gasoline and extra Easter sales, increased 2.7% over the comparable quarters. The number of customer transactions (excluding gasoline) increased 3.3%, while the comparable average transaction size (excluding gasoline) increased 1.9% compared with the same quarter last year. Ingles operated 203 stores containing a total of approximately 11.0 million square feet at March 30, 2013, and at March 24, 2012.

Gross profit for the March 2013 quarter increased 3.1% to $198.3 million, compared with $192.4 million for the second quarter of last fiscal year. Gross profit, as a percentage of sales, was 21.6% for the March 2013 quarter compared with 21.8% for the March 2012 quarter. Gross profit contributed by gasoline sales was lower this quarter. Excluding gasoline sales, grocery segment gross profit as a percentage of sales decreased 32 basis points comparing the three months ended March 30, 2013, with the same quarter of last fiscal year.

Operating and administrative expenses for the March 2013 quarter totaled $175.0 million, an increase of $5.9 million, or 3.5% over the March 2012 quarter. Excluding gasoline sales and associated operating expenses (primarily payroll), operating and administrative expenses as a percentage of sales were 22.1% and 22.4% for the three months ended March 30, 2013, and the three months ended March 24, 2012, respectively.

During the current quarter, the Company sold a former store property for $7.5 million and recognized a pre-tax gain of $3.9 million. There was no comparable sale in the prior year’s second quarter.

Interest expense increased $0.8 million for the three-month period ended March 30, 2013, to $15.7 million from $14.9 million for the three-month period ended March 24, 2012. Total debt at March 30, 2013, was $860.0 million compared with $833.5 million at March 24, 2012. Interest expense increased due to higher total debt. Last year’s interest expense did not include interest costs associated with the new distribution facility since interest expense for the facility was capitalized prior to its opening in mid-2012. For the three months ended March 30, 2013, the comparable interest costs for the new distribution facility were expensed.

Net income totaled $8.1 million for the three-month period ended March 30, 2013, compared with $6.5 million for the three-month period ended March 24, 2012. Net income, as a percentage of sales, was 0.9% for the quarter ended March 30, 2013, compared with 0.7% for the quarter ended March 24, 2012. Basic and diluted earnings per share for Class A Common Stock were $0.35 and $0.33, respectively, for the quarter ended March 30, 2013, compared to $0.28 and $0.27, respectively, for the quarter ended March 24, 2012. Basic and diluted earnings per share for Class B Common Stock were each $0.32 for the quarter ended March 30, 2013, compared to $0.26 of basic and diluted earnings per share for the quarter ended March 24, 2012.

First Half Results

Net sales increased $51.5 million to $1.85 billion for the six months ended March 30, 2013, from $1.80 billion for the six months ended March 24, 2012. Excluding gasoline and extra Easter 2013 sales, grocery segment comparable store sales increased 2.4%. Comparing the six-month fiscal 2013 and 2012 periods, gasoline gallons sold increased 4.3%, customer transactions (excluding gasoline) increased 2.3%, and the comparable average transaction size (excluding gasoline) increased 0.6%.

Gross profit for the six months ended March 30, 2013, increased 3.1% to $406.2 million, an increase of $12.0 million compared with the first six months of last fiscal year. Gross profit, as a percentage of sales, was 21.9% for both the March 2013 and 2012 six-month periods. Excluding gasoline sales, grocery segment gross profit as a percentage of sales increased eight basis points for the six months ended March 30, 2013, compared with the same period of last fiscal year.

Operating and administrative expenses increased $8.9 million, or 2.6%, to $349.8 million for the six months ended March 30, 2013, from $340.9 million for the six months ended March 24, 2012. As a percentage of sales (excluding gasoline), operating and administrative expenses were level at 22.0% for the six-month period ended March 30, 2013, compared with 21.9% for the six-month period ended March 24, 2012. Operating expense dollar increases were driven by store development activities, and higher insurance expense.

Interest expense totaled $31.3 million for the six-month period ended March 30, 2013, compared with $30.0 million for the six-month period ended March 24, 2012. Net new debt, including line of credit advances, totaled $24.8 million during the March 2013 six-month period.

Net income totaled $19.7 million for the six-month period ended March 30, 2013, compared with $17.1 million for the six-month period ended March 24, 2012. Net income, as a percentage of sales, was 1.1% for the six months ended March 30, 2013, and 1.0% for the six months ended March 24, 2012. Basic and diluted earnings per share for Class A Common Stock were $0.85 and $0.81, respectively, for the six months ended March 30, 2013, compared to $0.73 and $0.70, respectively, for the six months ended March 24, 2012. Basic and diluted earnings per share for Class B Common Stock were each $0.77 for the six months ended March 30, 2013, compared to $0.67 of basic and diluted earnings per share for the six months ended March 24, 2012.

Capital expenditures for the March 2013 six-month period totaled $47.0 million, compared with $103.5 million for the March 2012 six-month period. The decrease is attributable to the construction of the new distribution center that opened in mid-2012. Capital expenditures for the entire fiscal year are expected to be approximately $100 million to $130 million, including expenditures for stores to open in fiscal 2013 and 2014, as well as for the Company’s ongoing remodeling program to multiple stores.

The Company currently has lines of credit totaling $175.0 million with $62.0 million borrowed and $8.2 million of issued but unused letters of credit at March 30, 2013. The Company believes its financial resources, including these lines of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future. The Company’s $575 million of senior notes with a yield of 9.5% become callable at a price of 104.438% of par on May 15, 2013. The Company is currently evaluating refinancing options for these notes and for certain other financing arrangements.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2012 Form 10-K and 2013 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 204 supermarkets. In conjunction with its supermarket operations, the Company also operates 68 neighborhood shopping centers, all but 11 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 30,	March 24,	March 30,	March 24,
	2013	2012	2013	2012

Net sales	$918,638	$881,668	$1,851,430	$1,799,905
Gross profit	198,328	192,435	406,217	394,164
Operating and administrative expenses	174,978	169,113	349,824	340,922
Rental income, net	318	368	634	796
Gain from sale or disposal of assets	4,054	151	4,176	166
Income from operations	27,722	23,841	61,203	54,204
Other income, net	739	802	1,304	1,805
Interest expense	15,720	14,945	31,280	29,954
Income taxes	4,651	3,186	11,569	8,946
Net income	$8,090	$6,512	$19,658	$17,109

Basic earnings per common share – Class A	$0.35	$0.28	$0.85	$0.73
Diluted earnings per common share – Class A	$0.33	$0.27	$0.81	$0.70
Basic earnings per common share – Class B	$0.32	$0.26	$0.77	$0.67
Diluted earnings per common share – Class B	$0.32	$0.26	$0.77	$0.67

Additional selected information:
Depreciation and amortization expense	$23,506	$21,927	$47,128	$44,049
Rent expense	$3,844	$3,726	$7,390	$7,110

Condensed Consolidated Balance Sheets (Unaudited)

	March 30,	September 29,
	2013	2012
ASSETS
Cash and cash equivalents	$12,182	$4,683
Receivables-net	64,702	61,519
Inventories	330,255	329,615
Other current assets	31,102	30,387
Property and equipment-net	1,199,170	1,197,138
Other assets	15,727	18,767
TOTAL ASSETS	$1,653,138	$1,642,109

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$49,578	$49,928
Accounts payable, accrued expenses and current portion of other long-term liabilities	245,662	256,224
Deferred income taxes	83,205	84,120
Long-term debt	810,432	785,240
Other long-term liabilities	10,190	9,183
Total Liabilities	1,199,067	1,184,695
Stockholders' equity	454,071	457,414
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,653,138	$1,642,109

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, Chief Financial Officer, 828-669-2941 (Ext. 223)